July 1, 1998


JACO ELECTRONICS, INC.
145 Oser Avenue
Hauppauge, NY  11788

NEXUS CUSTOM ELECTRONICS, INC.
Prospect Street
Brandon, VT  05733

Gentleman:

         Reference is made to the Second Restated and Amended Loan and Security Agreement between Jaco Electronics, Inc. and Nexus Custom Electronics, Inc. as Debtor, and BNY Financial Corporation (f./k/a The Bank of New York Commercial Corporation), as Lender, and each other Lender a party hereto, dated September 13, 1995, as amended and supplemented (the "Loan Agreement").

         It is hereby agreed that, effective as of July 1, 1998, the first sentence of Paragraph 5(A) of the Loan Agreement shall be amended by deleting the word "Until" at the beginning thereof and substituting the words "Upon the request of the Agent on behalf of the Secured Parties and until" in its place and stead.

         Except as hereinabove specifically set forth, the Loan Agreement shall remain unmodified and in full force and effect in accordance with its terms.

         If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.


                                        Very truly yours,

                                        BNY FINANCIAL CORPORATION f/k/a THE
                                        BANK OF NEW YORK COMMERCIAL CORPORATION, as Agent and Lender

                                        By: Frank Imperato
                                        Title: Vice President

                                        FLEET BANK, N.A.,
                                        NATWEST BANK N.A., as Lender

                                        By: Alice Adleberg
                                        Title: Vice President




AGREED:

JACO ELECTRONICS, INC.

By: Jeffrey D. Gash
     Title:  Vice President/Finance

NEXUS CUSTOM ELECTRONICS, INC.

By: Jeffrey D. Gash
     Title:  Vice President/Finance